Exhibit 99.1

                            News                                                                                  News
For Immediate Release	Contact:
April 29, 2010	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES' FIRST QUARTER
DILUTED EARNINGS PER SHARE WERE $0.85, EXCLUDING SPECIAL ITEMS;
REPORTED EARNINGS WERE $0.82 PER SHARE
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Third Consecutive Quarter of Significant Improvement
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Highlights:

•      Operating Income Up 38 Percent Sequentially/More than 200 Percent over Prior Year
•      Better than Expected Recovery in Refractories Segment
•      Stabilizing Business Conditions in End Markets
•      Productivity Improvements in All Business Units
•     Strong Balance Sheet

NEW YORK, April 29—Minerals Technologies Inc. (NYSE: MTX) today reported net income of $15.4 million, or $0.82 per share, for the first quarter 2010, compared with $4.1 million, or $0.22 per share in the fourth quarter of 2009. Excluding special items, earnings per share were $0.85 compared with $0.62 per share in the fourth quarter of 2009.
            “Our solid first quarter financial results indicate a significant improvement in earnings both sequentially, over the last three quarters, and year-over-year,” said Joseph C. Muscari, chairman and chief executive officer. “This has returned the company to the levels of performance achieved prior to the recession that were, at that time, part of a transformation of Minerals Technologies to a higher level of performance. The actions we took in late 2008 and in 2009, combined with the progressive stabilizing of business conditions in our end markets, have generated a momentum for the company and put us back on course. Those actions, which include reducing our costs and focusing on productivity gains, enabled us to leverage sales and reduce break-even levels across all of our businesses.  As volumes increase we expect to benefit accordingly.”

Sequential Comparison to Fourth Quarter 2009
The company's worldwide sales in the first quarter were $253.5 million, a 1-percent sequential decline from the $256.2 million reported in the fourth quarter of 2009. Foreign exchange had an unfavorable impact on sales of approximately $4.0 million or 2 percentage points. Operating income, excluding special items, was $23.9 million, a 38-percent increase from the $17.3 million reported in the fourth quarter of 2009. As reported, income from operations was $23.0 million as compared with $4.5 million in the fourth quarter.
For the first quarter, worldwide sales in the company's Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, were $172.1 million compared with $170.3 million in the fourth quarter of 2009, a 1-percent increase. Foreign exchange had an unfavorable impact on sequential sales growth for the quarter of approximately 1 percentage point. Income from operations, excluding special items, was $19.2 million, a 27-percent increase from the $15.1 million recorded in the fourth quarter of 2009.
Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, were $145.1 million, a 1-percent decrease from the $146.3 million recorded in the fourth quarter of 2009. This decrease was associated primarily with foreign exchange.  Overall, Paper PCC volumes increased 1 percent over the fourth quarter of 2009, and profitability improved primarily due to operational efficiencies and to the contractual recovery of raw material cost increases during the first quarter.
Worldwide sales of Processed Minerals products were $27.0 million in the first quarter of 2010, a 13-percent increase from the $24.0 million recorded in the fourth quarter of 2009. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries. Processed Minerals experienced an 11-percent increase in volumes due to improved business conditions in the construction and automotive markets.
In the company's Refractories segment, sales in the first quarter of 2010 were $81.4 million, a 5-percent decrease from the $85.9 million recorded in the fourth quarter of 2009. This decline was primarily the result of the timing of equipment sales and an unfavorable foreign exchange impact of approximately 2 percentage points versus the fourth quarter of 2009. The Refractories segment, which provides products and services primarily to the worldwide steel industry, recorded operating income of $5.9 million, excluding special items, for the first quarter compared with $3.3 million in the fourth quarter of 2009, a 79-percent increase. The Refractories segment’s improved profitability was primarily the result of improved business conditions in the North American steel sector resulting in volume increases of 7 percent in that region. In addition,  lower raw materials costs and the successful execution of the restructuring program initiated in the second quarter of 2009 lowered break-even levels in this segment leading to a more flexible business model.

Year-Over-Year Comparisons
The company's first quarter net income of $15.4 million, or $0.82 per share, increased 270 percent from the $4.2 million, or $0.22 per share, recorded in the first quarter of 2009. Earnings per share, excluding special items, were $0.85 compared to $0.25 per share in the prior year, a 240-percent improvement. The increased earnings were primarily attributable to volume growth related to improvements in the company’s end markets, which contrasts with the dramatic reduction in demand in the steel, paper, construction and automotive industries that existed in the first quarter of 2009. Productivity improvements in all businesses and the benefits derived from the restructuring program initiated in the second quarter of 2009 also contributed to improved earnings.
First quarter worldwide sales of $253.5 million increased 22 percent from the $208.3 million recorded in the same period in 2009. Foreign exchange had a favorable impact on sales of approximately $9.2 million or 4 percentage points. Operating income, excluding special items, was $23.9 million an increase of 206 percent from the $7.8 million recorded in the prior year’s first quarter.
First quarter worldwide sales for the Specialty Minerals segment increased 20 percent to $172.1 million from the $143.6 million recorded in the first quarter of last year. Foreign exchange had a favorable impact on sales of approximately $5.8 million, or 4 percentage points. Income from operations of $19.2 million, excluding special items, increased 92 percent from the $10.0 million recorded in the same period in 2009.
PCC sales increased 18 percent from the $123.1 million recorded in the first quarter of 2009 on volume increases of 14 percent. Processed Minerals products first quarter sales were up

32 percent from the $20.5 million in the same period last year. The product line’s volumes increased 20 percent and experienced a more favorable product mix.
Refractories segment sales in the first quarter of 2010 were up 26 percent to $81.4 million  from the $64.7 million recorded in the same period in 2009. Foreign exchange had a favorable impact on sales of approximately $3.4 million or 5 percentage points. Refractory product sales grew 17 percent in the first quarter of 2010 to $62.6 million from $53.5 million in the prior year as volumes grew 24 percent but was partially offset by a reduction in equipment sales and the pricing effect of lower raw material costs. Metallurgical product sales increased 68 percent to $18.8 million in the first quarter of 2010 from $11.2 million in the prior year as volumes increased 64 percent. The Refractories segment recorded operating income of $5.9 million, excluding special items, compared to an operating loss of income of $1.9 million in the first quarter of last year. This growth was primarily attributable to the aforementioned volume increases and the benefits from the restructuring program.
“Last year was a very difficult year,” said Mr. Muscari, “but one where we were able to become stronger, and as such, we are clearly better positioned to capitalize on our growth opportunities and perform at higher levels as we go forward.”

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Minerals Technologies will sponsor a conference call tomorrow, April 30, 2010 at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.
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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2009 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended						% Growth
	Apr 4,	% of	Dec 31,	% of	Mar 29,	% of
	2010	Sales	2009	Sales	2009	Sales	Prior Qtr.	Prior Year

Net sales	$253,457	100.0%	$256,208	100.0%	$208,259	100.0%	(1)%	22%

Cost of goods sold	202,089	79.7%	210,030	82.0%	175,015	84.0%	(4)%	15%

Production margin	51,368	20.3%	46,178	18.0%	33,244	16.0%	11%	55%

Marketing and administrative expenses	22,340	8.8%	23,355	9.1%	20,546	9.9%	(4)%	9%
Research and development expenses	5,124	2.0%	5,569	2.2%	4,861	2.3%	(8)%	5%
Impairment of assets	0	0.0%	2,315	0.9%	0	0.0%	*	*
Restructuring and other charges	852	0.4%	10,479	4.1%	549	0.3%	(92)%	55%
Income from operations	23,052	9.1%	4,460	1.7%	7,288	3.5%	417%	216%

Non-operating deductions - net	(49)		(1,588)		(255)		(97)%	(81)%

Income from continuing operations, before tax	23,003		2,872		7,033		701%	227%

Provision for taxes on income	6,901		(1,281)		1,952		*	254%

Income from continuing operations, net of tax	16,102		4,153		5,081		288%	217%

Income (loss) from discontinued operations, net of tax	0		182		(88)		(100)%	*

Consolidated net income	16,102		4,335		4,993		271%	222%

Less: Net income attributable to non-controlling interests	733		281		836		161%	(12)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$15,369	6.1%	$4,054	1.6%	$4,157	2.0%	279%	270%

Weighted average number of common shares outstanding:

Basic	18,766		18,734		18,703

Diluted	18,835		18,842		18,724

Earnings per share:

Basic:
Income from continuing operations attributable to MTI	$0.82		$0.21		$0.23		290%	257%
Income (loss) from discontinued operations attributable to MTI	0.00		0.01		(0.01)		(100)%	*
Net income attributable to MTI common shareholders	$0.82		$0.22		$0.22		273%	273%

Diluted:
Income from continuing operations attributable to MTI	$0.82		$0.21		$0.23		290%	257%
Income (loss) from discontinued operations attributable to MTI	0.00		0.01		(0.01)		(100)%	*
Net income attributable to MTI common shareholders	$0.82		$0.22		$0.22		273%	273%

Cash dividends declared per common share	$0.05		$0.05		$0.05

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly period ended April 4, 2010 consists of 94 days, the quarterly period ended December 31, 2009 consists of 95 days, and quarterly period ended March 29, 2009 consists of 88 days.

2)
In the third quarter of 2007, the Company initiated a plan to realign its business operations to improve profitability and increase shareholder value.  The realignment consisted of exiting certain businesses and consolidating some product lines to better position the Company for future success by focusing on the Company’s core strengths.  Major components of this realignment included exiting certain product lines which are reflected in discontinued operations, modification of the PCC coating product line from a merchant business model to a satellite business model, consolidation of certain manufacturing facilities and the write down of other underutilized assets worldwide.  In addition, as part of this program, the Company initiated a plan to reduce its workforce by approximately 7 percent to better control operating expenses and improve efficiencies.  Additional charges were recorded in 2008 and the first quarter 2009 associated with this realignment.

	2007 Restructuring Program	Quarter Ended
		Apr 4,	Dec 31,	Mar 29,
		2010	2009	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$0.0	$0.1
	Pension settlement costs	0.0	0.0	0.0
	Other exit costs	0.0	0.0	0.0
		$0.0	$0.0	$0.1

In the fourth quarter of 2008, as a result of the worldwide economic downturn, the Company initiated an additional restructuring program primarily consisting of severance and other related costs. The reduction in force represented approximately 340 employees and reflected both permanent reductions and temporary layoffs. The restructuring charges recorded were as follows (millions of dollars):

	2008 Restructuring Program	Quarter Ended
		Apr 4,	Dec 31,	Mar 29,
		2010	2009	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$0.1	$0.4
	Other exit costs	0.0	0.0	0.0
		$0.0	$0.1	$0.4

During the second quarter of 2009, as a result of the continuation of the severe downturn in the worldwide steel industry, the Company initiated a restructuring program, primarily in the Refractories Segment,  to improve efficiencies through consolidation of manufacturing operations and reduction of costs and recorded a restructuring charge reflecting the severance costs related to plant consolidations as well as streamlining the management structure to operate more efficiently.

	The restructuring charges recorded in association with this program are as follows (millions of dollars):

	2009 Restructuring Program	Quarter Ended
		Apr 4,	Dec 31,	Mar 29,
		2010	2009	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.1	$0.6	$0.0
	Pension settlement costs	0.0	8.9	0.0
	Other exit costs	0.0	0.0	0.0
		$0.1	$9.5	$0.0

As a result of the workforce reduction associated with the restructuring program and the associated distribution of benefits, included in restructuring costs for the three-month period ended December 31, 2009 are pension settlement costs of  $8.9 million, associated with certain pension plans in the U.S.

In the fourth quarter of 2009, the Company recorded an impairment of assets charge for its satellite facility at Franklin, Virginia due to the announced closure of the host mill at that location.  Impairment of assets charges and other exit costs were as follows:

	Impairment of Assets and Other Exit Costs	Quarter Ended
		Apr 4,	Dec 31,	Mar 29,
		2010	2009	2009
	Impairment of assets	$0.0	$2.3	$0.0
	Other exit costs	0.8	0.9	0.0
		$0.8	$3.2	$0.0

	Other exit costs represent early lease termination costs associated with plant closures in 2010 and contract termination costs in the fourth quarter of 2009.

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month periods ended April 4, 2010, December 31, 2009 and March 29, 2009  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended
		Apr 4,	Dec 31,	Mar 29,
		2010	2009	2009
	Net Income attributable to MTI, as reported	$15.4	$4.1	$4.2

	Special items:
	Impairment of assets	0.0	2.3	0.0
	Restructuring and other costs	0.9	10.5	0.5
	Gain on sale of assets	0.0	(0.1)	0.0

	Related tax effects on special items	(0.3)	(5.1)	(0.1)

	Net income attributable to MTI, excluding special items	$16.0	$11.7	$4.6

	Basic earnings per share, excluding special items	$0.85	$0.62	$0.25
	Diluted earnings per share, excluding special items	$0.85	$0.62	$0.25

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended April 4, 2010, December 31, 2009 and March 29, 2009 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended
		Apr 4,	Dec 31,	Mar 29,
		2010	2009	2009
	Cash flow from operations	$33.2	$44.3	$23.6
	Capital expenditures	8.3	9.4	4.5
	Free cash flow	$24.9	$34.9	$19.1

5)
During the fourth quarter of 2007, the Company exited its Synsil® Products product  line and reclassified such operations as discontinued.  In addition,  the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana and Wellsville, Ohio.  In 2008, the Company sold its Synsil Plants and its operations at Wellsville, Ohio. In the fourth quarter of 2009, the Company sold its facility at Mt. Vernon, Indiana.

	The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Operations (millions of dollars):

		Quarter Ended
		Apr 4,	Dec 31,	Mar 29,
		2010	2009	2009

	Net sales	$0.0	$2.0	$3.3

	Production margin	0.0	0.1	0.1
	Total expenses	0.0	0.0	0.2

	Income (loss) from operations	0.0	0.1	(0.1)

	Pre-tax gains on sales of discontinued business	0.0	0.1	0.0

	Income (loss) from discontinued operations, net of tax	$0.0	$0.2	$(0.1)

6)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended
		Apr 4,	Dec 31,	Mar 29,
		2010	2009	2009
	Interest income	$0.5	$0.8	$0.8
	Interest expense	(0.8)	(0.8)	(0.9)
	Foreign exchange gains (losses)	0.8	(1.1)	0.0
	Other deductions	(0.5)	(0.5)	(0.2)
	Non-operating deductions, net	$0.0	$(1.6)	$(0.3)

7)
The analyst conference call to discuss operating results for the first quarter is scheduled for Friday, April 30, 2010  at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth
SALES DATA	Apr 4,	Dec 31,	Mar 29,
	2010	2009	2009	Prior Qtr.

United States	$136.6	$129.3	$112.2	6%	22%
International	116.9	126.9	96.1	(8)%	22%
Net Sales	$253.5	$256.2	$208.3	(1)%	22%

Paper PCC	$130.7	$132.3	$112.5	(1)%	16%
Specialty PCC	14.4	14.0	10.6	3%	36%
PCC Products	$145.1	$146.3	$123.1	(1)%	18%

Talc	$10.2	$9.3	$6.6	10%	55%
Ground Calcium Carbonate	16.8	14.7	13.9	14%	21%
Processed Minerals Products	$27.0	$24.0	$20.5	13%	32%

Specialty Minerals Segment	$172.1	$170.3	$143.6	1%	20%

Refractory products	$62.6	$68.5	$53.5	(9)%	17%
Metallurgical Products	18.8	17.4	11.2	8%	68%
Refractories Segment	$81.4	$85.9	$64.7	(5)%	26%

Net Sales	$253.5	$256.2	$208.3	(1)%	22%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$18.4	$5.9	$9.8	212%	88%

Refractories Segment	$5.8	$(0.3)	$(2.2)	*	*

Unallocated Corporate Expenses	$(1.2)	$(1.1)	$(0.3)	9%	300%

Consolidated	$23.0	$4.5	$7.3	411%	215%

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$0.8	$9.2	$0.2	(91)%	300%

Refractories Segment	$0.1	$3.6	$0.3	(97)%	(67)%

Consolidated	$0.9	$12.8	$0.5	(93)%	80%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended  April 4, 2010, December 31, 2009 and March 29, 2009, constituting a reconcilation to GAAP operating income set forth above.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth
SEGMENT OPERATING INCOME,	Apr 4,	Dec 31,	Mar 29,
EXCLUDING SPECIAL ITEMS	2010	2009	2009	Prior Qtr.	Prior Year

Specialty Minerals Segment	$19.2	$15.1	$10.0	27%	92%

Refractories Segment	$5.9	$3.3	$(1.9)	79%	*

Unallocated Corporate Expenses	$(1.2)	$(1.1)	$(0.3)	9%	300%

Consolidated	$23.9	$17.3	$7.8	38%	206%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		April 4,	December 31,
		2010*	2009**

Current assets:
	Cash & cash equivalents	$325,039	$310,946
	Short-term investments	10,683	8,940
	Accounts receivable, net	179,625	173,665
	Inventories	79,962	82,483
	Prepaid expenses and other current assets	22,749	24,679
	Total current assets	618,058	600,713

	Property, plant and equipment	1,215,260	1,223,710
	Less accumulated depreciation	867,556	864,332
	Net property, plant & equipment	347,704	359,378

	Goodwill	67,449	68,101
	Other assets and deferred charges	40,167	43,946

	Total assets	$1,073,378	$1,072,138

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$4,975	$6,892
	Current maturities of long-term debt	4,600	4,600
	Accounts payable	83,548	74,513
	Restructuring liabilities	6,476	8,282
	Other current liabilities	48,169	58,627
	Total current liabilities	147,768	152,914

	Long-term debt	92,621	92,621
	Other non-current liabilities	81,845	78,860
	Total liabilities	322,234	324,395

	Total MTI shareholders' equity	726,931	724,161
	Non-controlling Interest	24,213	23,582
	Total shareholders' equity	751,144	747,743

	Total liabilities and shareholders' equity	$1,073,378	$1,072,138

*	Unaudited
**	Condensed from audited financial statements.